Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER OF FISCAL 2011

Wilmington, MA (January 5, 2011) -- UniFirst Corporation (NYSE: UNF) today announced results for the first quarter of fiscal 2011, which ended on November 27, 2010.

Revenues for the first quarter were $273.1 million, up 6.6% compared to $256.2 million for the same period in the prior year.  First quarter net income was $23.8 million ($1.20 per diluted common share), a slight increase in net income from the first quarter of fiscal 2010 of $23.6 million ($1.21 per diluted common share).

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are pleased with the Company’s overall results for the first quarter.  All of our operating segments contributed to stronger than anticipated growth and our profits exceeded our expectations as a result.”

The Company’s core laundry revenues were $238.7 million in the first quarter, up 5.7% from those reported in the same period a year ago.  After excluding the positive effect of acquisitions as well as a stronger Canadian dollar, the Company’s core laundry revenues increased 4.2% organically. Core laundry operating income declined 2.8% to $34.4 million in the first quarter from $35.4 million for the same period in the prior year. The core laundry’s operating margin also fell to 14.4% in the first quarter from 15.7% in the first quarter of fiscal 2010. The margin decline primarily relates to a higher cost of revenues, including merchandise, energy and payroll. In addition, higher share-based compensation expense also contributed to the margin decline. These items were partially offset by lower costs associated with healthcare and other insurance as well as a $0.8 million accounting benefit related to the effect of discount rate fluctuations on the fair value of our environmental liabilities.

The Company’s Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, posted revenues of $25.8 million, up 12.8% compared to the first quarter of 2010. However, operating income for this segment decreased to $4.0 million in the first quarter of fiscal 2011 from $4.6 million in the first quarter of fiscal 2010.  The decline in operating income was primarily the result of a larger percentage of higher-margin project and ancillary service revenues in the first quarter of fiscal 2010.

The Company’s results for the first quarter benefited from a lower effective income tax rate compared to a year ago.  The effective income tax rate for the quarter was 37.0% compared to 39.5% for the first quarter of fiscal 2010.  The decrease in rate was primarily the result of the reduction of tax contingency reserves related to the resolution of certain state audits as well as a lower overall provision for state income taxes.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet.  Cash produced by operating activities for the first quarter was $27.2 million.  Cash and cash equivalents on hand at the end of the quarter was $133.3 million, up from $121.3 million at the end of fiscal 2010.  In addition, the quarter ended with total debt as a percentage of capital of 19.7%, down from 20.4% at the end of fiscal 2010.

Mr. Croatti continued, “Although overall unemployment rates remain high, we are encouraged by the modest improvements we are seeing in economic activity and hiring across our customer base.  As always, we will continue to remain vigilant in controlling our costs as well as ensuring that we are doing all we can to provide first-class service to our expanding customer base.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 10,000 Team Partners who serve more than 225,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 28, 2010 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended
	November 27,	November 28,
(In thousands, except per share data)	2010 (2)	2009 (2)

Revenues	$273,090	$256,179

Operating expenses:
Cost of revenues (1)	163,235	149,224
Selling and administrative expenses (1)	55,183	51,472
Depreciation and amortization	15,502	15,056
Total operating expenses	233,920	215,752

Income from operations	39,170	40,427

Other expense (income):
Interest expense	2,203	2,184
Interest income	(582)	(524)
Exchange rate gain	(172)	(201)
	1,449	1,459

Income before income taxes	37,721	38,968
Provision for income taxes	13,957	15,392

Net income	$23,764	$23,576

Income per share – Basic
Common Stock	$1.26	$1.28
Class B Common Stock	$1.01	$1.03

Income per share – Diluted
Common Stock	$1.20	$1.21

Income allocated to – Basic
Common Stock	$18,604	$18,516
Class B Common Stock	$4,704	$5,060

Income allocated to – Diluted
Common Stock	$23,330	$23,576

Weighted average number of shares outstanding – Basic
Common Stock	14,753	14,440
Class B Common Stock	4,663	4,932

Weighted average number of shares outstanding – Diluted
Common Stock	19,487	19,434

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	November 27, 2010 (1)	August 28, 2010
Assets
Current assets:
Cash and cash equivalents	$133,265	$121,258
Receivables, net	122,956	105,247
Inventories	52,496	47,630
Rental merchandise in service	92,205	86,633
Prepaid and deferred income taxes	11,785	14,252
Prepaid expenses	5,457	3,004

Total current assets	418,164	378,024

Property, plant and equipment:
Land, buildings and leasehold improvements	338,101	334,037
Machinery and equipment	376,387	370,088
Motor vehicles	122,933	121,135

	837,421	825,260
Less - accumulated depreciation	456,052	444,061
	381,369	381,199

Goodwill	273,316	271,857
Customer contracts and other intangible assets, net	57,807	59,037
Other assets	2,508	2,178

	$1,133,164	$1,092,295

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$80,750	$81,160
Accounts payable	48,735	45,931
Accrued liabilities	85,081	83,804
Accrued income taxes	2,946	—

Total current liabilities	217,512	210,895

Long-term liabilities:
Long-term debt, net of current maturities	100,251	100,304
Accrued liabilities	30,755	30,290
Accrued and deferred income taxes	48,353	42,756

Total long-term liabilities	179,359	173,350

Shareholders' equity:
Common Stock	1,492	1,491
Class B Common Stock	491	491
Capital surplus	27,166	25,329
Retained earnings	701,934	678,876
Accumulated other comprehensive income	5,210	1,863

Total shareholders' equity	736,293	708,050

	$1,133,164	$1,092,295

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	November 27,	November 28,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$238,691	$225,786	$12,905	5.7%
Specialty Garments	25,811	22,877	2,934	12.8
First Aid	8,588	7,516	1,072	14.3
Consolidated total	$273,090	$256,179	$16,911	6.6%

Income from Operations

	Thirteen weeks ended
	November 27,	November 28,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$34,414	$35,392	$(978)	-2.8%
Specialty Garments	4,029	4,613	(584)	-12.7
First Aid	727	422	305	72.3
Consolidated total	$39,170	$40,427	$(1,257)	-3.1%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Thirteen weeks ended (In thousands)	November 27, 2010 (1)	November 28, 2009 (1)
Cash flows from operating activities:
Net income	$23,764	$23,576
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	13,125	12,839
Amortization of intangible assets	2,377	2,217
Amortization of deferred financing costs	67	67
Share-based compensation	1,684	359
Accretion on environmental contingencies	170	198
Accretion on asset retirement obligations	147	142
Deferred income taxes	5,433	(35)
Changes in assets and liabilities, net of acquisitions:
Receivables	(17,274)	(11,741)
Inventories	(4,759)	4,510
Rental merchandise in service	(5,133)	(1,534)
Prepaid expenses	(2,443)	(2,088)
Accounts payable	2,677	5,229
Accrued liabilities	2,077	1,779
Prepaid and accrued income taxes	5,254	11,992
Net cash provided by operating activities	27,166	47,510

Cash flows from investing activities:
Acquisition of businesses	(2,220)	(12,206)
Capital expenditures	(12,250)	(15,796)
Other	(776)	(31)
Net cash used in investing activities	(15,246)	(28,033)

Cash flows from financing activities:
Payments on long-term obligations	(496)	(103)
Proceeds from exercise of Common Stock options	153	241
Payment of cash dividends	(707)	(689)
Net cash used in financing activities	(1,050)	(551)

Effect of exchange rate changes	1,137	631

Net increase in cash and cash equivalents	12,007	19,557
Cash and cash equivalents at beginning of period	121,258	60,151

Cash and cash equivalents at end of period	$133,265	$79,708

(1) Unaudited